UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_____________ SCHEDULE 14A _____________

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☑
Filed by a Party Other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

MICROVAST HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MICROVAST HOLDINGS, INC.
12603 Southwest Freeway, Suite 300
Stafford, Texas 77477

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

To Be Held: Wednesday, September 27, 2023

To the Stockholders of Microvast Holdings, Inc.:

Notice is hereby given that the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) of Microvast Holdings, Inc., a Delaware corporation (the “Company”, “Microvast,” “we,” or “our”), will be held virtually on September 27, 2023, at 9:00 a.m. Central Time for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1)	To elect two Class II director nominees to the Board of Directors, each to serve for a term of three years;
2)	To ratify the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and
3)	To transact such other business that may properly come before the 2023 Annual Meeting and any continuation, postponement or adjournment thereof.

The 2023 Annual Meeting will be held virtually over the Internet at: https://www.cstproxy.com/microvast/2023. You will not be able to attend the 2023 Annual Meeting in person.

We are pleased to utilize the United States Securities and Exchange Commission’s “notice and access” rules. Accordingly, we are providing stockholders access to our proxy materials over the Internet at: https://www.cstproxy.com/microvast/2023.

On or about August 18, 2023, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of August 10, 2023 (the “Record Date”). Only holders of record of our common stock as of the close of business on the Record Date are entitled to receive notice of, attend and vote at the 2023 Annual Meeting and any continuation, postponement or adjournment thereof.

Your vote is important. Whether or not you plan to attend the 2023 Annual Meeting, we encourage you to read the Proxy Statement and submit your vote as soon as possible.

Sincerely,

Yang Wu
Chairman and Chief Executive Officer

August 18, 2023

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE 2023 ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials
for the 2023 Annual Meeting of Stockholders of Microvast Holdings, Inc.
to be Held on Wednesday, September 27, 2023 at 9:00 a.m. Central Time:

As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit proxy votes online.

The Notice, Proxy Statement and 2022 Annual Report are available at: https://www.cstproxy.com/microvast/2023.

NOTE REGARDING THE BUSINESS COMBINATION

On July 23, 2021, we consummated the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated February 1, 2021, by and among Tuscan Holdings Corp. (“Tuscan”), Microvast, Inc. (“Legacy Microvast”) and TSCN Merger Sub Inc. ("TSCN Merger Sub"). Pursuant to the Merger Agreement, TSCN Merger Sub merged with and into Legacy Microvast, with Legacy Microvast being the surviving corporation and becoming a wholly-owned subsidiary of Tuscan (the “Business Combination”). In connection with the Business Combination, we changed our name from Tuscan Holdings Corp. to “Microvast Holdings, Inc.”.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement to the “Company,” “we,” “us,” “our” and “Microvast” refer to Microvast Holdings, Inc. and its consolidated subsidiaries following the Business Combination, other than certain historical information which refers to the business of Legacy Microvast or Tuscan prior to the consummation of the Business Combination.

Microvast Holdings, Inc.
12603 Southwest Freeway, Suite 300
Stafford, Texas 77477

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 27, 2023

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Microvast Holdings, Inc. (the “Company,” “Microvast,” “we,” “our,” “us” and similar terms) on the Company’s behalf for use at the 2023 Annual Meeting of Stockholders to be held at virtually on Wednesday, September 27, 2023 at 9:00 a.m. Central Time, and any continuation, postponement or adjournment thereof (the “2023 Annual Meeting”). We encourage you to access the meeting prior to the start time.

Pursuant to provisions of our Amended and Restated Bylaws (the “Bylaws”) and by action of our Board, the close of business on August 10, 2023 was established as the record date (the “Record Date”) for determining the stockholders entitled to receive notice of, attend and vote at the 2023 Annual Meeting.

As permitted by the rules adopted by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date who are entitled to vote at the 2023 Annual Meeting. Instructions on how to access and review these proxy materials electronically, request hard copies of these materials and submit proxy votes online are stated in the Notice.

We began mailing the Notice to stockholders of record on or about August 18, 2023. We first made this Proxy Statement available to our stockholders at https://www.cstproxy.com/microvast/2023 on or about August 18, 2023, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on March 16, 2023 (the “2022 Annual Report”). We encourage you to read the 2022 Annual Report. It includes our audited financial statements and provides information about our business.

Frequently Asked Questions

The questions and answers below highlight only selected information from this Proxy Statement and only briefly address some commonly asked questions about the proposals to be presented at the 2023 Annual Meeting. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire Proxy Statement, the 2022 Annual Report and our other filings with the SEC.

What Stock Exchange do the Company’s securities trade on?

The Company’s common stock and warrants trade on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbols “MVST” and “MVSTW,” respectively.

What is the Company’s fiscal year?

The Company’s fiscal year ends on December 31. In this Proxy Statement, we refer to the fiscal years ended December 31, 2022 and 2023 as “Fiscal 2022” and “Fiscal 2023”, respectively. Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company’s fiscal calendar.

In addition, we refer to the annual meeting of stockholders held or to be held during each of the calendar years ended December 31, 2023, 2024, 2025 and 2026 as the “2023 Annual Meeting”, “2024 Annual Meeting”, “2025 Annual Meeting” and “2026 Annual Meeting” respectively.

We refer to our annual report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC on March 16, 2023 as the “2022 Annual Report.”

What items will be voted on at the 2023 Annual Meeting?

Stockholders may vote on the following proposals at the 2023 Annual Meeting:

1)    the election of two Class II director nominees to the Board, each to serve for a term of three years; and

2)    ratification of the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP (“Deloitte”) as the Company’s independent registered public accounting firm for Fiscal 2023.

The Company is not aware of any other business to be presented for a vote of the stockholders at the 2023 Annual Meeting. If any other matters are properly presented, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment. The chairman of the 2023 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

1)    “FOR” the election of two Class II director nominees to the Board, each to serve for a term of three years; and

2)    “FOR” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for Fiscal 2023.

Who May Vote at the 2023 Annual Meeting?

Holders of our common stock on the Record Date are entitled to one vote for each share of the Company’s common stock held on the Record Date. As of the Record Date, there were 309,410,154 shares of the Company’s common stock issued and outstanding and approximately 254 stockholders of record.

Who is the Company’s transfer agent?

The Company’s transfer agent is Continental Stock Transfer & Trust Company (“Continental”).

What is the quorum requirement for the 2023 Annual Meeting?

The presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the 2023 Annual Meeting is required for the transaction of business. This is called a “quorum.” If you: (i) are present and vote electronically during the 2023 Annual Meeting; (ii) have voted on the Internet prior to the 2023 Annual Meeting; or (iii) properly submitted a proxy card or voting instruction form by mail prior to the 2023 Annual Meeting, your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained. Broker non-votes, as described below, will also be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2023 Annual Meeting will be adjourned until a quorum is obtained.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If, on the Record Date, your shares were registered directly in your name with Continental, the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Continental at the Company’s request. If you request printed copies of the proxy materials by mail, you will receive a proxy card to vote your shares.

Beneficial Owner of Shares Held in Street Name. If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was sent to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2023 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form,” which will be provided by the organization that holds your shares. The organization holding your account will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. As a beneficial owner of shares, you are also invited to attend the 2023 Annual Meeting virtually. However, since you are not the stockholder of record, you may not vote or otherwise participate during the 2023 Annual Meeting unless you request, obtain and submit a valid legal proxy from your broker, bank, or other agent.

How can I attend the 2023 Annual Meeting?

Only stockholders as of the Record Date are entitled to attend, vote and otherwise participate during the 2023 Annual Meeting, which will be held on Wednesday, September 27, 2023 and will begin promptly at 9:00 a.m. Central Time. Guests are permitted to attend the 2023 Annual Meeting, but will not be permitted to vote or otherwise participate during the 2023 Annual Meeting.

Advance registration is recommended for stockholders wishing to vote or otherwise participate during the 2023 Annual Meeting. The registration process differs depending on how you hold your shares.

If you are a stockholder of record, you received a proxy card from Continental which contains instructions on how to attend the virtual meeting, along with your control number. If you do not have your control number, contact Continental at proxy@continentalstock.com. To preregister, visit https://www.cstproxy.com/microvast/2023, enter your name and email address along with the control number you received on your proxy card or Notice. Immediately prior to the start of the 2023 Annual Meeting, you will need to log back into the meeting site using your control number. You are encouraged to register at least 15 minutes prior to the start of the meeting.

If you are a beneficial owner of shares held in street name, you must obtain a “legal proxy” from the stockholder of record and e-mail a copy of your legal proxy to: proxy@continentalstock.com. A legal proxy is a written document that authorizes you to vote your shares held in street name at the 2023 Annual Meeting. Stockholders should contact their bank, broker or other nominee for instructions regarding obtaining a legal proxy. Stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to vote and otherwise participate during the 2023 Annual Meeting. Beneficial owners of shares held in street name who wish to a vote or otherwise participate during the 2023 Annual Meeting must submit their legal proxy to Continental at least 72 hours prior to the 2023 Annual Meeting. You will not be able to vote or otherwise participate during the 2023 Annual Meeting unless you register for and login to the 2023 Annual Meeting as described herein.

How Do I Vote My Shares?

For Proposal No. 1, you may vote “For All”, “Withhold All”, “For All Except” or abstain from voting with respect to each nominee to the Board. For Proposal No. 2, you may vote “For”, “Against” or abstain from voting. The procedures for voting are outlined below.

If you are a stockholder of record, there are three ways to vote:

•Via the Internet, in advance of the 2023 Annual Meeting. You may vote by proxy via the Internet by following the instructions provided in the Notice you receive from Continental.

•By Mail, in advance of the 2023 Annual Meeting. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing, dating and returning the proxy card in the envelope provided.

•Virtually, during the 2023 Annual Meeting. You may vote during the 2023 Annual Meeting by attending virtually and submitting a ballot during the live webcast per the instructions on the Notice you receive from Continental.

If you are a beneficial owner of shares held in street name, there are three ways to vote:

•Via the Internet, in advance of the 2023 Annual Meeting. You may vote by proxy via the Internet by following the instructions provided in the voting instruction form provided by the organization that holds your shares. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•By Mail, in advance of the 2023 Annual Meeting. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided.

•Virtually, during the 2023 Annual Meeting. If you wish to vote during the 2023 Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and email a copy of the legal proxy to proxy@continentalstock.com at least 72 hours prior to the 2023 Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. Continental will issue a control number to beneficial owners who submit a valid legal proxy that will allow the beneficial owner to vote during the 2023 Annual Meeting. You will not be able to vote or otherwise participate during the 2023 Annual Meeting unless you register for and login to the 2023 Annual Meeting as described herein.

Do Microvast Warrants Have Voting Rights?

No, Microvast warrants trading on Nasdaq under the ticker symbol “MVSTW” do not have voting rights.

Can I change my vote?

You may revoke your proxy and change your vote at any time prior to the vote at the 2023 Annual Meeting. Prior to the applicable cutoff time, you may enter a new vote by using the Internet or by mailing a new proxy card or new voting instruction form bearing a later date (which will automatically revoke your earlier voting instructions). If you are a stockholder of record, you may accomplish this by granting a new proxy or by voting during the 2023 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

How are proxies voted? What happens if I do not give specific voting instructions?

All shares represented by valid proxies received before 11:59 p.m. Eastern Time the day before the 2023 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you return your proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement.

As of the date these proxy materials were mailed, we are not aware of any other matters to be presented at the 2023 Annual Meeting other than the proposals described herein. If any other matters are properly presented for a vote at the 2023 Annual Meeting and you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the Board or, if no recommendation is given, in their own discretion.

What is the vote required for each proposal and how are abstentions and broker non-votes treated?

Proposal No. 1 (to elect two Class II director nominees to the Board, each to serve for a term of three years): Directors will be elected by a plurality of the votes cast at the 2023 Annual Meeting. The two Class II director nominees named in this Proxy Statement receiving the greatest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the 2026 Annual Meeting or until his or her successor has been appointed or elected and qualified or until his or her earlier death, resignation or removal. Abstentions and broker non-votes will have no effect on Proposal No. 1.

Proposal No. 2 (to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for Fiscal 2023): Approval of Proposal No. 2 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by holders of shares (i) present during or by proxy at the 2023 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Proposal No. 2 is considered a routine matter; therefore, no broker non-votes are expected in connection with Proposal No. 2.

Who will serve as the inspector of election?

A representative from Continental will serve as the inspector of election.

Where can I find the voting results of the 2023 Annual Meeting?

The preliminary voting results will be announced at the 2023 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the 2023 Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, email or other means by our directors, officers or regular employees on the Company’s behalf. These parties will not be paid any additional compensation for soliciting proxies. Upon request, we will also reimburse brokerage firms, banks, broker-dealers or other similar organizations and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy and solicitation materials to beneficial owners of stock.

What is householding?

SEC rules allow us to deliver a single Notice to one physical address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we will deliver only one Notice to multiple stockholders who share an address, unless we have received different instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate Notice, as requested, to any stockholder at the shared address to which a single copy was delivered. If you prefer to receive a separate copy of the Notice, contact: Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 300, Stafford, Texas 77477, Attention: General Counsel, Telephone: (832) 875-0131.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the 2023 Annual Meeting, please contact: Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 300, Stafford, Texas 77477, Attention: General Counsel, Telephone: (832) 875-0131.

What are the implications of being an “Emerging Growth Company”?

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements, including reduced disclosure about our executive compensation arrangements. For so long as we remain an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say on pay” and “say on frequency” votes. We will remain an emerging growth company until the earlier of: (1) (a) the last day of the fiscal year ending after the fifth anniversary of our initial public offering, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PROPOSALS

Proposal No. 1: Election of Directors

General

Our Board currently consists of seven directors divided into three classes designated as Class I, Class II and Class III with staggered three-year terms, as further described in the table below. The number of directors is currently fixed at seven by resolution of the Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Any increase or decrease in the number of directors shall require the affirmative vote of the Wu Directors. See Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement for the definition of and additional details regarding the Wu Directors.

Craig Webster was elected to the Board on July 23, 2021 and subsequently resigned from the Board effective July 1, 2022 in connection with his appointment as the Company’s Chief Financial Officer. Yeelong Tan Balladon was appointed to the Board to fill Mr. Webster’s vacancy effective July 1, 2022.

Class	Term Expiring	# Directors In Class	Directors
Class I	2025 Annual Meeting	two	Stephen A. Vogel, Wei Ying
Class II	2023 Annual Meeting	two	Arthur Wong, M. Stanley Whittingham
Class III	2024 Annual Meeting	three	Yang Wu, Yanzhuan Zheng, Yeelong Tan Balladon

Nominees for Class II Directors

Class II directors are up for re-election at the 2023 Annual Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Arthur Wong and M. Stanley Whittingham for re-election at the 2023 Annual Meeting. If elected, each Class II director will serve a three-year term expiring at the 2026 Annual Meeting or until his successor has been appointed or elected and qualified or until the director’s earlier death, resignation or removal.

Each of the nominees has indicated his willingness to serve, if elected, and have consented to being named in this Proxy Statement. If any of the nominees should become unable or unwilling to serve before the 2023 Annual Meeting, the Board may either reduce its size or designate or not designate a substitute nominee. If the Board designates a substitute nominee, the proxy holders may cast your vote for such substitute nominee.

The Board unanimously recommends that stockholders vote “FOR” the re-election of each of Arthur Wong and M. Stanley Whittingham.

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee, in accordance with its charter and authority delegated to it by the Board, appointed Deloitte, located in Beijing, People’s Republic of China, to serve as the Company’s independent registered public accounting firm on October 18, 2021. In addition, Deloitte has acted as the independent registered public accounting firm of Legacy Microvast since 2011. Our Board has directed that Deloitte’s appointment be submitted to our stockholders for ratification at the 2023 Annual Meeting and recommends that stockholders approve the ratification of the Audit Committee’s appointment of Deloitte for Fiscal 2023.

The Holding Foreign Companies Accountable Act (the “HFCAA”) requires the SEC to prohibit trading on U.S. stock exchanges and in the U.S. over-the-counter markets the securities of covered issuers (each such company, a “Commission-Identified Issuer”) if such issuer’s financial statements are audited by accounting firms that the U.S. Public Company Accounting Oversight Board (the “PCAOB”) determines it has been unable to inspect or investigate completely for a period of three consecutive audit years.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong and our auditor was subject to that determination. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 10-K for the relevant fiscal year. In accordance with the HFCAA, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. If our securities are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our securities. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

If our stockholders do not ratify the selection of Deloitte, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

At the time of the mailing of this Proxy Statement, the Company does not anticipate that any representative of Deloitte will be present at the 2023 Annual Meeting. Should a representative of Deloitte be available and desire to make a statement at the 2023 Annual Meeting, they will have the opportunity to do so.

The Board unanimously recommends that stockholders vote “FOR” the ratification of the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for Fiscal 2023.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees by categories specified below in connection with certain professional services rendered by Deloitte for the periods indicated.

For the Year Ended December 31,	2021		2022
Audit Fees (a)	$ 1.3	million	$ 1.6	million
Audit-Related Fees (b)	$ 0.1	million	—
Tax fees (c)	—		—
All other fees (d)	—		—
Total	$ 1.4	million	$ 1.6	million

(a)    Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, review of our interim consolidated financial statements, and audit services provided in connection with other statutory or regulatory filings.

(b)    Audit-related fees consist of assurance and related services rendered by the principal accountant related to the performance of the audit or review of our consolidated financial statements, which have not been reported under audit fees above.

(c)    Tax fees represent fees for professional services rendered for tax compliance, tax advice and tax planning.

(d)    All other fees include fees for services provided other than the services reported above.

Audit Committee Pre-Approval Policies and Procedures

At its regularly scheduled and special meetings or by written consent, the Audit Committee of the Board considers and pre-approves any audit and non-audit services to be performed by the Company’s independent accountants. On July 25, 2021, the Audit Committee adopted its pre-approval policies and procedures. Since that date, there have been no audit or non-audit services rendered by the Company’s principal accountants that were not pre-approved.

OUR EXECUTIVE OFFICERS

The following information is provided as of the Record Date.

Name	Age	Position(s)
Yang Wu	57	Chief Executive Officer and Chairman of the Board
Zachariah Ward	49	President
Craig Webster	52	Chief Financial Officer
Wenjuan Mattis, Ph.D.	42	Chief Technology Officer
Sascha Rene Kelterborn	49	Chief Revenue Officer
Lu Gao	40	Chief Accounting Officer

Yang Wu was elected to our Board as a Class III Director on July 23, 2021. Mr. Wu is the founder of Microvast and has been its Chairman, Chief Executive Officer and director since its inception in October 2006. Mr. Wu served as President of the Company from January 10, 2023 to August 3, 2023. From 2000 to 2006, Mr. Wu served as chief executive officer at Omex Environmental Engineering Co., Ltd., a water treatment company, which he founded and was acquired by Dow Chemical Company in 2006. From 1996 to 2000, Mr. Wu served as chief executive officer and founder of Omex Engineering and Construction Inc. Prior to Omex Engineering and Construction, from 1989 to 1996, Mr. Wu was the founder of World Wide Omex, Inc., an agent for a large oilfield service company. Mr. Wu received his bachelor’s degree from Southwest Petroleum University, Chengdu.

Mr. Wu is qualified to serve on our Board due to his deep industry expertise and his leadership experience.

Mr. Wu is a U.S. citizen and resides in the U.S.

Zachariah Ward was appointed as President of the Company on August 3, 2023. Prior to his appointment as President of the Company, Mr. Ward served as President, Microvast Energy, Inc., from August 1, 2022 to August 3, 2023 and as Microvast’s Senior Vice President of Energy Solutions from January to August 2022. Prior to joining Microvast, he served as General Manager at Chint Power Systems Americas from November 2020 to February 2021. From November 2017 to November 2020, he served as Head of North America Division at Sungrow USA. He also served in different management positions at Axis Technical Sales, Array Technologies, PanelClaw and Advanced Energy Industries. Prior to working in the renewable energy market, he held various management positions in the semiconductor equipment industry at Advanced Energy Industries and Semitool. Mr. Ward holds a bachelor’s degree from DeVry University.

Mr. Ward is a U.S. citizen and resides in the U.S.

Craig Webster was appointed as our Chief Financial Officer on April 14, 2022. He served on our Board from July 23, 2021 to July 1, 2022. Prior to that, he also served as a director of Microvast, Inc. from 2012 to 2021. Mr. Webster joined the Ashmore Group, a dedicated Emerging Markets investment manager, in January 2005, holding positions as General Counsel from 2007 to 2010 and Global Head of its Special Situations Funds from 2013 to 2018. During his time at Ashmore, he was a member of the firm’s investment committees for its special situations funds and Latam Infrastructure Fund. He previously served as a director for BTS Group Holdings PCL (BKK: BTS) and Petron Corporation (Philippines:PCOR). Prior to the Ashmore Group, Mr. Webster worked as a lawyer specializing in cross-border M&A and corporate restructurings with Weil, Gotshal & Manges from 1998 to 2003. Mr. Webster began his career as a lawyer with DLA (now DLA Piper) in 1996. Mr. Webster holds a Bachelor of Arts degree in Marketing from the University of Stirling and the CPE and LPC qualifications from the College of Law (York).

Mr. Webster is a U.K. citizen and resides in the U.S.

Dr. Wenjuan Mattis was appointed as our Chief Technology Officer on July 23, 2021. She joined Microvast, Inc. in 2013, and she has served as Microvast Inc.’s Chief Technology Officer since January 2018, leading the development of battery materials, cells, modules and packs from R&D to production. Prior to that she served as Vice President of Technology since January 2015, and as Chief Scientist from October 2013 to December 2014. From March 2010 to October 2013, Dr. Mattis served as Senior Research Engineer at Dow Chemical Company in Midland, Michigan, where she led and participated in battery projects developing materials and cells for electrified vehicles and consumer electronics. In May 2016, Dr. Mattis was the youngest member ever elected to the board of directors of the International Meeting on Lithium Batteries association. She has also served as the Vice President of International Automotive Lithium Battery Association since June 2013. Dr. Mattis holds a Bachelor of Science degree in Mechanics and Engineering Science from Fudan University, Shanghai and a Ph.D. degree in Materials Science and Engineering from the Pennsylvania State University. Dr.

Mattis has been working on the development of lithium-ion battery technology for over 16 years. She has authored 22 papers and holds 97 patents.

Dr. Mattis is a U.S. citizen and resides in the U.S.

Sascha Rene Kelterborn was appointed as our Chief Revenue Officer on July 23, 2021; he also served as our President from April 14, 2022 to January 10, 2023. He has been Microvast Inc.’s Chief Revenue Officer and Managing Director of Microvast GmbH since February 2021. From January 2018 until February 2021, he was Microvast Inc.’s Senior Vice President of Sales & Marketing Western Globe. He has also served as Managing Director of Microvast Power Systems Co., Ltd. since June 2017. He originally joined Microvast, Inc. as Deputy Managing Director of Microvast GmbH in January 2017. Prior to joining, he served as Managing Director of Kelterborn & Partner, providing consulting services to the railway, building supply and industrial sector from January 2015 to January 2017. From December 2007 until November 2014, he served in numerous positions with Vossloh AG, Werdohl, Germany, including Vice President CIS & Mongolia, December 2010 to November 2014, and Vice President Sales December 2007 to November 2010. At times during his engagement with Vossloh AG, he also served in the following positions: President of Vossloh Fastening Systems America Corp., Chicago, USA; Regional Director Vossloh Middle East Business Rail LLC, Abu Dhabi, UAE; Member of the International Sales Steering Committee of the Vossloh AG; Member of the supervisory board of ZAO Vossloh Fastening Systems, Moscow, Russia; and Member of the supervisory board of Vossloh Fastening Systems, Kunshan, China. Mr. Kelterborn holds a Bachelor of Arts degree from the University of Applied Science in Kiel, Germany.

Mr. Kelterborn is a German citizen and resides in the U.S.

Lu Gao was appointed as Chief Accounting Officer of the Company on July 23, 2021. She joined Microvast, Inc. as its Chief Accounting Officer in March 2019. Prior to joining Microvast, she worked for Deloitte Touche Tohmatsu Certified Public Accountants LLP from July 2005 to May 2018 in various positions, where she was the leading manager participating in auditing a number of U.S. listed companies. She holds a bachelor’s degree from Renmin University of China, with a major in accounting.

Ms. Gao is a citizen of China and resides in China.

OUR BOARD OF DIRECTORS

Name*	Age	Position(s)
Yeelong Tan Balladon	64	Director
Stephen A. Vogel	74	Director
M. Stanley Whittingham	81	Director
Arthur Wong	63	Director
Wei Ying	57	Director
Yanzhuan Zheng	59	Director
* Mr. Yang Wu’s biography and age are included under “Our Executive Officers” above.

Yeelong Tan Balladon was appointed to the Board as a Class III Director effective July 1, 2022. Ms. Balladon has served as the lead independent trustee of the board of the Ashmore Funds since 2010 and as lead independent trustee since 2014. The Ashmore Funds is a registered U.S. mutual funds complex dedicated to investing in emerging markets. Ms. Balladon also served as a non-executive director of Pacnet Limited from 2008–2015 and Jasper Investments from 2011–2015. Ms. Balladon was an associate and subsequently a partner at Freshfields Bruckhaus Deringer, an international law firm, from 1982–1988 and 1994–2009. She retired from the partnership in 2009. Ms. Balladon holds an LL.B. from the National University of Singapore and is legally professionally qualified in Singapore, England & Wales and the New York Bar.

Ms. Balladon is qualified to serve on our Board due to her extensive legal and financial experience in the finance, banking and M&A sectors, particularly in emerging markets.

Ms. Balladon is a U.S. citizen and resides in the U.S.

Stephen A. Vogel was elected to the Board as a Class I Director on July 23, 2021. He previously served as Tuscan’s Chairman and Chief Executive Officer since its inception. He serves as Chairman and Chief Executive Officer of Tuscan Holdings Corp. II (“Tuscan II”), a blank check company like Tuscan that has been searching for a target business with which to consummate an initial business combination. He served as President and a Director of Twelve Seas Investment Company, a blank check company, from May 2018 until the completion of its business combination with Brooge Holdings Limited in December 2019. From December 2016 until February 2018, Mr. Vogel was Executive Chairman of Forum Merger Corporation, a blank check company that completed its initial public offering in April 2017. Forum completed its initial business combination in February 2018 with C1 Investment Corp. and in connection with the consummation of the business combination changed its name to ConvergeOne Holdings, Inc. (NASDAQ: CVON). He has served as General Partner of Vogel Partners, LLP, a private investment firm, since 1996. Mr. Vogel began his career in 1971 as President, Chief Executive Officer and co-founder of Synergy Gas Corp., a retail propane distribution company. After selling Synergy Gas Corp. to Northwestern Corp. in 1995, Mr. Vogel co-founded EntreCapital Partners, a private equity firm that focused on companies facing operational or management challenges, and served until 1999. Additionally, he was a venture partner at EnerTech Capital Partners, an energy focused venture capital firm, from 1999 to 2002, and an operating partner at Tri-Artisan Capital Partners, LLC, an investment bank, from 2004 to 2006. Mr. Vogel also served as Chief Executive Officer of Grameen America, a not-for-profit organization that provides microloans to low-income borrowers in the U.S., from 2008 to 2013. He served on the board of Netspend (NASDAQ: NTSP), a leader for prepaid stored value platforms, from 2011 to 2013. Mr. Vogel was a member of the Board of Trustees at Montefiore Medical Center and Children’s Hospital for over 20 years and served on the Board of Trustees at Lighthouse International, a non-profit organization. Mr. Vogel is a past Trustee of the Horace Mann School and previously served on the board of directors of the National Propane Gas Association. Mr. Vogel received a Bachelor of Science degree from the Syracuse University School of Management.

Mr. Vogel is qualified to serve on our Board due to his extensive leadership experience and financial expertise.

Mr. Vogel is a U.S. citizen and resides in the U.S.

M. Stanley Whittingham was elected to the Board as a Class II Director on July 23, 2021. He has been a distinguished professor of chemistry and director at Binghamton University since 1988. He has also served as a director of Magnis Energy Technologies (OTCMKTS: MNSEF)(ASE: MNS) since November 2016. Mr. Whittingham’s research interest and expertise includes elucidation of the limiting mechanisms, chemical and structural, of intercalation reactions using a variety of synthetic and characterization approaches, both in-situ and ex-situ. He was awarded the Nobel Prize in Chemistry in 2019 for his work with lithium-ion batteries. He obtained his Ph.D. in Chemistry, his Master of Arts and his Bachelor of Arts degrees from Oxford University.

Mr. Whittingham is qualified to serve on our Board due to his extensive knowledge on lithium-ion batteries.

Mr. Whittingham is a U.S. citizen and resides in the U.S.

Arthur Wong was elected to the Board as a Class II Director on July 23, 2021. Mr. Wong currently serves as an independent director and Chairman of the audit committee of Daqo New Energy Corp. (NYSE: DQ) and Canadian Solar

Inc. (NASDAQ: CSIQ). From March 2020 to March 2022, Mr. Wong served as an independent director of Tarena International, Inc. (NASDAQ: TEDU). From 2008 to 2018, Mr. Wong served as the Chief Financial Officer for Asia New-Energy, Nobao Renewable Energy, GreenTree Inns Hotel Management Group and Beijing Radio Cultural Transmission Company Limited, sequentially. From 1982 to 2008, Mr. Wong worked for Deloitte Touche Tohmatsu in Hong Kong, San Jose and Beijing over various periods of time, with his last position as a partner in the Beijing office. Mr. Wong received a bachelor’s degree in applied economics from the University of San Francisco and a higher diploma of accountancy from Hong Kong Polytechnic University. He is a member of the American Institute of Certified Public Accountants, the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants.
Mr. Wong is qualified to serve on our Board due to his extensive experience and knowledge of accounting and financial matters as well as audit functions.

Mr. Wong is both a U.K. citizen and a Hong Kong citizen and resides in China.

Wei Ying was elected to the Board as a Class I Director on July 23, 2021. Mr. Ying has been a director of Microvast, Inc. since June 2017. Since December 2014, Mr. Ying has been a managing partner and director of CDH Shanghai Dinghui Bai Fu Investment Management Co., Ltd., a key investment manager entity under CDH Investment, and some of its affiliates. Mr. Ying has served as a director of CHTC Fong’s Industries Company Limited (HKG: 0641) since September 2011, a director of Fountain Set (Holdings) Limited (HKG: 0420) since January 2015, a director of Giant Network Group Co., Ltd. (002558.SZ) since May 2016, a director of Zhongsheng Group Holdings Limited (OTCMKTS: ZSHGY) since December 2016, a director of Beijing East Environment Energy Technology Co., Ltd. (NEEQ: 831083) since July 2017, a director of Yunji Inc. (NASDAQ: YJ) since February 2018, and a director of Sinocelltech Group Limited (688520:Shanghai) since February 2019. Mr. Ying has also served as a director of Guolian Industry Investment Fund Management (Beijing) Co., Ltd. since February 2014, a director of Huaian Yuchu Transportation Co., Ltd. since August 2016, a director of Zhejiang Liji Electronics Co., Ltd. since December 2020, a director of Ane (Cayman) Inc. and its affiliates since August 2016, a director of Ningbo Dingcheng Investment Management Co., Ltd. since March 2018, a director of Shenzhen Tajirui Biomedical Co., Ltd. since July 2018, a director of Ningbo Dingyi Asset Management Co., Ltd. since October 2015, and a director of Shanghai Jiexin VC Investment Management Co., Ltd. since January 2017. Mr. Ying received a Bachelor’s Degree in Economics from Zheijiang Gohgshang University and a Master of Business Administration from the University of San Francisco School of Management.

Mr. Ying is qualified to serve on our Board due to his extensive leadership experience and industry knowledge.

Mr. Ying is a Hong Kong citizen and resides in Hong Kong.

Yanzhuan Zheng was elected to the Board as a Class III Director on July 23, 2021. Mr. Zheng was appointed as the Company’s Chief Financial Officer on July 31, 2021 and, on April 14, 2022, Mr. Zheng transitioned from his role as Chief Financial Officer of the Company to advisor. Mr. Zheng also served as Microvast, Inc.’s Chief Financial Officer and as a director since 2010. Prior to joining Microvast, Mr. Zheng joined Quantum Energy Partners, a Houston-based private equity firm, in 2007. Mr. Zheng began his career with Arthur Anderson LLP in 1997. Mr. Zheng holds a Master of Science degree in accounting from Texas A&M University and is a Certified Public Accountant and a CFA Charter holder.

Mr. Zheng is qualified to serve on our Board due to his extensive experience and knowledge of accounting and financial matters.

Mr. Zheng is a U.S. citizen and resides in the U.S.

Arrangements and Family Relationships

There are no arrangements or understandings between any of Yang Wu, Zachariah Ward, Craig Webster, Wenjuan Mattis, Ph.D., Sascha Rene Kelterborn or Lu Gao and any other persons pursuant to which such individual was appointed as an executive officer of the Company. There are no family relationships between any of Yang Wu, Zachariah Ward, Craig Webster, Wenjuan Mattis, Ph.D., Sascha Rene Kelterborn or Lu Gao and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer.

Independence of Directors

Under applicable SEC rules and the continued listing requirements of Nasdaq ("Nasdaq Rules”), we are required to have a majority of independent directors serving on our Board. Our Board has determined that five of our seven directors, namely, Yeelong Tan Balladon, Wei Ying, M. Stanley Whittingham, Stephen A. Vogel and Arthur Wong, are independent within the meaning of Nasdaq Rule 5605(a)(2).

Composition of Our Board

Our Board is divided into three classes, with each class serving a three-year term. The Class I directors are Stephen A. Vogel and Wei Ying, each of whom serves a term expiring at the 2025 Annual Meeting; the Class II directors are M. Stanley Whittingham and Arthur Wong, each of whom serves a term expiring at the 2023 Annual Meeting; and the Class III directors are Yang Wu, Yanzhuan Zheng and Yeelong Tan Balladon, each of whom serves a term expiring at the 2024 Annual Meeting.

Pursuant to the terms of the Stockholders Agreement, Mr. Wu has the right, but not the obligation, to nominate a certain number of directors for election (each, a “Wu Director”). Yang Wu, Yanzhuan Zheng, M. Stanley Whittingham and Arthur Wong were nominated by Mr. Wu as the initial Wu Directors. In addition, so long as Tuscan Holdings Acquisition LLC (the “Sponsor”) beneficially owns at least 5,175,000 shares of common stock, the Sponsor will have the right, but not the obligation, to nominate one director for election (the “Sponsor Director”) less the number of Sponsor Directors then serving on the Board and whose terms in office are not expiring at such meeting. Stephen A. Vogel was nominated by the Sponsor as the initial Sponsor Director. Since the Sponsor no longer beneficially owns 5,175,000 shares of common stock, the Sponsor no longer has the right to nominate a Sponsor Director. See Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement for additional details regarding the Wu Directors and the Sponsor Director.

Board Diversity Matrix

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors. Our Board satisfies the minimum objectives of Nasdaq Rule 5606(f)(3) by having at least one director who identifies as female and at least one director who identifies as a member of an underrepresented minority (as defined by Nasdaq Rules).

Board Diversity Matrix (as of the Record Date)
Total Number of Directors:	7
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	6
Part II: Demographic Background
African American or Black
Alaskan Native or American Indian
Asian	1	4
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		2
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Meeting Attendance

During Fiscal 2022, the full Board met nine times. Each member of the Board attended or participated in 75% or more of the aggregate of: (i) the total number of meetings of the Board (held during the period for which such person has been a director); (ii) the total number of subcommittee meetings of the Board or one of its committees on which such person served; and (iii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served) during Fiscal 2022.

In addition, our Corporate Governance Guidelines provide that directors are expected to attend the Company’s annual meeting of stockholders.

Committees of the Board

Our Board has an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. The Board committees act in an advisory capacity to the full Board, except that the Compensation Committee has direct responsibility for the Chief Executive Officer’s goals, performance and compensation along with compensation of other executive officers, and the Audit Committee has direct responsibility for appointing, replacing, compensating and overseeing our independent registered public accounting firm. Our Board has adopted written charters for each of the standing committees that clearly establish the committees’ respective roles and responsibilities, which are posted to our website at https://ir.microvast.com/leadership-governance/documents-charters. In addition, each committee has the authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit, Nominating and Corporate Governance and Compensation Committees is independent under our categorical standards and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board has determined that each member of the Audit Committee meets the independence requirements under the SEC rules and Nasdaq Rules applicable to audit committee members. The Board has also determined that each member of the Compensation Committee meets the independence requirements under the SEC rules and the Nasdaq Rules applicable to compensation committee members.

Audit Committee

We have established an Audit Committee in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Our Audit Committee consists of Ms. Balladon, Mr. Wong and Mr. Ying, with Mr. Wong serving as chair and as the audit committee financial expert.

We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including:

•reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our Form 10-K;
•discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•discussing with management major risk assessment and risk management policies;
•reviewing and approving all related-party transactions;
•inquiring and discussing with management our compliance with applicable laws and regulations;
•monitoring the independence of the independent auditor;
•verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•appointing or replacing the independent auditor;

•determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and
•approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Our Audit Committee held six meetings in Fiscal 2022.

Financial Experts on Audit Committee.

The Audit Committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq Rules and the rules and regulations of the SEC, who are “financially literate,” as defined under the Nasdaq Rules. The Nasdaq Rules define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. All members of our Audit Committee are financially literate. In addition, we are required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication (the “financial expert”). Arthur Wong serves as the financial expert on the Audit Committee.

Compensation Committee

We have established a Compensation Committee of our Board. Stephen A. Vogel, Wei Ying and Yeelong Tan Balladon serve as members of our Compensation Committee, with Ms. Balladon serving as its chair. Under the Nasdaq Rules and applicable SEC rules, our Compensation Committee must consist of all independent members. Each of Stephen A. Vogel, Wei Ying and Yeelong Tan Balladon meet the independent director standard applicable to compensation committee members under the Nasdaq Rules. The Company has adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
•reviewing and approving the compensation of all of our other executive officers;
•reviewing our executive compensation policies and plans;
•reviewing our incentive compensation equity-based remuneration plans;
•assisting management in complying with our prospectus and annual report disclosure requirements;
•approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
•if required, producing a report on executive compensation to be included in our annual prospectus; and
•reviewing, evaluating and recommending to the Board changes, if appropriate, to the remuneration for directors.

Our Compensation Committee held six meetings in Fiscal 2022.

Role of the Compensation Committee and the Chief Executive Officer.
The Compensation Committee, consisting entirely of independent directors, is responsible for determining the compensation of our executive officers. The Compensation Committee regularly evaluates the Company’s executive compensation practices to determine if any changes may be appropriate. During this process, the Compensation Committee may consult with the Chief Executive Officer and other members of management; however, the Compensation Committee operates independently of management and receives compensation advice and data from an outside independent advisor. The Compensation Committee may, from time to time, delegate authority to one or more subcommittees consisting of one or more of its members when and as the Compensation Committee deems appropriate in order to carry out its responsibilities.

The Chief Executive Officer reviews and discusses the performance of the other executive officers with the Compensation Committee to assist it in determining whether changes in their compensation may be appropriate. The Compensation Committee gives considerable weight to the Chief Executive Officer’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. While Mr. Wu provides input with respect to the other executive officers, Mr. Wu did not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation.

Role of Independent Compensation Advisors.

For Fiscal 2022, the Compensation Committee engaged a compensation consultant, Frederic W. Cook & Co. (“FW Cook”) to help it in assessing executive officer and director compensation. A representative of FW Cook attended Compensation Committee meetings when requested, reviewed compensation data with the Compensation Committee, and participated in general discussions regarding executive compensation issues. While the Compensation Committee considered input from FW Cook, the Compensation Committee’s decisions ultimately reflect many factors and considerations. For Fiscal 2022, the Compensation Committee reviewed the independence of FW Cook pursuant to SEC rules and the Nasdaq Rules and concluded that FW Cook was independent and that its work for the Compensation Committee did not raise any conflict of interest.

Nominating and Corporate Governance Committee

We have established a Nominating and Corporate Governance Committee of the Board. Stephen A. Vogel, Arthur Wong and Yeelong Tan Balladon serve as members of our nominating and corporate governance committee, and Mr. Vogel serves as its chair. Each of Stephen A. Vogel, Arthur Wong and Yeelong Tan Balladon is independent under the applicable Nasdaq Rules.

The primary purpose of our Nominating and Corporate Governance Committee is to assist the Board in matters relating to the appropriate size, functioning, and needs of the Board including, but not limited to, recruitment and retention of high-quality members of the Board and committee composition and structure.

Our Nominating and Corporate Governance Committee held five meetings in Fiscal 2022.

Guidelines for Selecting Director Nominees.

The guidelines for selecting nominees, which are specified in the Nominating and Corporate Governance Committee charter, generally provide that persons to be nominated:

•should have demonstrated notable or significant achievements in business, education or public service;
•should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.
The Nominating and Corporate Governance Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The Nominating and Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time-to-time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of Board members. The Nominating and Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons.

CORPORATE GOVERNANCE

Our Commitment to Sound Corporate Governance

We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted guidelines that serve as a flexible framework within which our Board and its committees operate (the “Corporate Governance Guidelines”). These Corporate Governance Guidelines cover a number of areas including the size and composition of the Board, board membership criteria and director qualifications, director responsibilities, board agenda, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

The full text of our Corporate Governance Guidelines may be viewed on our website at https://ir.microvast.com/leadership-governance/documents-charters.

The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

Board Leadership Structure

With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our Board is able to exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Yang Wu currently holds the combined roles of Chairman of the Board and Chief Executive Officer. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

The Nominating and Corporate Governance Committee routinely reviews our governance practices and board leadership structure.

Board Risk Oversight Functions

Our Audit Committee is responsible for overseeing our risk management process. Our Audit Committee focuses on our general risk management strategy and the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Compensation Committee is principally responsible for establishing, overseeing and administering our compensation plans and policies for our executive officers, including our equity incentive plans. Our Compensation Committee is also responsible for overseeing risks related to our compensation programs and practices. Our Compensation Committee has assessed the risk associated with our compensation policies and practices for our employees and determined that the risks associated with such policies and practices are not reasonably likely to have a material adverse effect on us. Our Compensation Committee utilizes compensation practices that it believes discourage our employees from excessive risk‑taking that could be reasonably likely to have a materially adverse effect on us.

Anti-Hedging and Anti-Pledging Policy

In accordance with our Insider Trading Policy, all of our officers, directors, and employees are prohibited from engaging in any hedging transactions involving Company securities, including through the use of financial instruments such as call or put options, prepaid variable forward contracts, equity swaps, collars and exchange funds. Our Insider Trading Policy also prohibits our officers, directors, and certain employees from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Compensation Committee Interlocks and Insider Participation

Mr. Webster stepped down as a member of the Compensation Committee on April 14, 2022 in connection with his appointment as the Company’s Chief Financial Officer. In addition, Mr. Ying stepped down as a member of the Compensation Committee effective July 1, 2022, and Ms. Balladon and Mr. Whittingham were appointed as members of the Compensation Committee on July 1, 2022. None of Messrs. Whittingham, Vogel, Ying or Ms. Balladon is or has been an employee or officer of the Company. Mr. Webster was not an employee or officer of the Company before or during his service on the Compensation Committee. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more of its executive officers serving as a member of our Board.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees. A copy is available on our website at https://ir.microvast.com/leadership-governance/documents-charters.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board. The Nominating and Corporate Governance Committee is responsible for ensuring that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Board is responsible for selecting the nominees for election to the Board.

Director Selection

The Nominating and Corporate Governance Committe recommends to the Board criteria for Board and committee membership, which include a description of any specific, minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a nominee, and a description of any specific qualities or skills believed to be necessary for one or more of the Company’s directors to possess. The adequacy of such criteria will be reassessed by the Nominating and Corporate Governance Committee periodically and any proposed changes will be submitted to the Board for approval.

The Nominating and Corporate Governance Committee is responsible for reviewing all stockholder nominations and determining whether the nomination and nominee satisfy all applicable eligibility requirements. Stockholders may recommend director candidates for consideration by our Nominating and Corporate Governance Committee by sending notice to Microvast Holdings, Inc., Attention: Corporate Secretary, 12603 Southwest Freeway, Suite 300, Stafford, Texas 77477.

Assessment of Board and Committee Performance

The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each committee, respectively.

Executive Sessions

Independent directors meet in executive session in which independent directors meet without the presence or participation of management at most regular Board meetings and meet in executive session at other times whenever they believe it appropriate. The chair of the Nominating and Corporate Governance Committee will preside as the chair at meetings of independent directors.

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, its independent directors, one of its committees or with an individual director regarding matters related to the Company should send the communication, with a request to forward the communication to the intended recipient or recipients, to:

Microvast Holdings, Inc.
Attention: General Counsel
12603 Southwest Freeway, Suite 300
Stafford, Texas 77477

We will forward stockholder correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and Nasdaq by certain deadlines. Based on a review of Section 16 filings with respect to our Company made during or with respect to the preceding year, we are not aware of any late Section 16(a) filings other than one late Form 3 report filed by Ms. Balladon and one late Form 4 report filed by each of Messrs. Zheng, Whittingham and Wong and Mses. Gao and Balladon (each reporting one transaction).

EXECUTIVE COMPENSATION

This section sets forth the compensation of our principal executive officer and our two other most highly compensated executive officers for the year ended December 31, 2022 (our “NEOs”). Our NEOs are:

Name	Position
Yang Wu	Chief Executive Officer
Sascha Rene Kelterborn	Chief Revenue Officer
Craig Webster	Chief Financial Officer

As an emerging growth company under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. Accordingly, we have not included in this section a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the “Summary Compensation Table” and the “Outstanding Equity Awards at Fiscal Year-End” table below. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” votes.

Summary Compensation Table

The following table sets forth the compensation of our NEOs for the years ended December 31, 2021 and 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
Yang Wu	2022	542,895	439,997	—	—	982,892
Chief Executive Officer	2021	220,557	439,338	—	4,073	663,968
Sascha Rene Kelterborn	2022	384,772(4)	159,993	2,552,000	68,653(4)	3,165,418
Chief Revenue Officer
Craig Webster	2022	309,908(5)	159,993	3,190,000	13,330	3,673,231
Chief Financial Officer

(1)    Represents the aggregate grant date fair value of stock awards granted to our named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB Topic 718”). The 2022 stock awards consist of grants of restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted pursuant to the Microvast Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The terms of the 2022 RSUs and PSUs are summarized in “Elements of Executive Compensation—Long-Term Incentives” below. The assumptions made when calculating the amounts reported are found in Note 22, “Share-Based Payment” to our audited consolidated financial statements included in Part II, Item 8 of the 2022 Annual Report. Assuming maximum level of performance, the aggregate grant date values of the RSUs and PSUs are as follows:

Name	RSUs ($)	PSUs ($)	Total ($)
Yang Wu	131,999	494,997	626,996
Sascha Rene Kelterborn	95,998	119,992	215,990
Craig Webster	95,998	119,992	215,990

    For 2022, achievement of the performance measures for the RSUs was certified at below the threshold performance goal, resulting in all the RSUs being forfeited by our NEOs. Mr. Webster did not receive any RSUs in connection with his service as a member of the Board in 2022.

(2)    Represents the grant date fair value of stock options granted to our named executive officers, computed in accordance with FASB Topic 718. The terms of the 2022 stock options are summarized in “Elements of Executive Compensation— Long-Term Incentives” below. The assumptions made when calculating the amounts reported are found in Note 22, “Share-Based Payment” to our audited consolidated financial statements included in Part II, Item 8 of the 2022 Annual Report.
(3)    For Mr. Kelterborn, the 2022 amount represents: home rental—$17,839; relocation expenses—$27,543; immigration assistance—$11,185; and car rental—$12,086. For Mr. Webster, the 2022 amount represents the cost of immigration assistance provided by the Company.
(4)    Amounts shown as converted from Euros to U.S. Dollars at the rate of 1 U.S. Dollar = 0.934755 Euros.
(5)    Includes a cash retainer in the amount of $25,464, which was paid to Mr. Webster for his service as a member of the Board through July 1, 2022.

Elements of Executive Compensation

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each NEO’s scope of responsibility and accountability to us. The base salaries for each of our NEOs for 2022 were: Mr. Wu—$550,000; Mr. Kelterborn—$400,000; and Mr. Webster—$400,000. On March 14, 2023, the Compensation Committee, in consultation with our independent compensation consultant, reviewed the base salaries of our NEOs and did not make any adjustments to base salaries for 2023.

Short-Term Incentives

On March 23, 2022, in consultation with our independent compensation consultant, we established short-term incentive (“STI”) opportunities for our NEOs for 2022, which pay out in the form of an annual cash bonus based on achievement of predetermined revenue performance levels. The 2022 STI pays out 0% of target if the threshold performance goal or below is achieved and 120% of target if the maximum performance goal or above is achieved. Payouts are linearly interpolated for performance between levels. Because the threshold performance goal was not achieved for 2022, no amounts were paid to our NEOs under the 2022 STI.

On March 14, 2023, our Compensation Committee, in consultation with our independent compensation consultant, established STI opportunities for our NEOs for 2023, which pay in the form of an annual cash bonus based on achievement of predetermined revenue and adjusted gross margin performance levels. Revenue and adjusted gross margin performance are weighted equally, and the 2023 STI pays out 0% of target if the threshold performance goal or below is achieved and 120% of target if the maximum performance goal or above is achieved. Payouts are linearly interpolated for performance between levels. For 2023, the target STI awards for our NEOs as a percentage of base salary are: Mr. Wu—30%; Mr. Kelterborn—20%; and Mr. Webster—20%.

Long-Term Incentives

On April 28, 2022, in consultation with our independent compensation consultant, we established long-term incentive (“LTI”) opportunities for our NEOs for 2022, which pay out in the form of performance-based RSUs and PSUs based on achievement of predetermined revenue and total shareholder return (“TSR”) performance levels, respectively, over predetermined performance periods. The RSUs and PSUs are granted under the 2021 Plan. On March 14, 2023, the Compensation Committee, in consultation with our independent compensation consultant, established LTI opportunities for our NEOs for 2023 that are structurally the same as the 2022 LTI.

The performance-based RSU portion of the LTI is earned based on achievement of predetermined revenue and adjusted EBITDA performance measures over a performance period ending on December 31, 2022. The RSUs are earned at 0% of target if the threshold performance goal or below is achieved and 120% of target if the maximum performance goal or above is achieved, with payouts linearly interpolated for performance between levels. To promote retention, earned RSUs vest in equal annual installments on May 19, 2023, 2024, and 2025, subject to the recipient’s continued employment with or services to us or one of our affiliates on each applicable vesting date. For 2022, achievement was certified at below threshold performance goals, resulting in all the RSUs being forfeited by our NEOs.

The PSU portion of the LTI is earned based on achievement of relative TSR performance measures over a performance period ending on December 31, 2024. Relative TSR is measured based on stock price appreciation (including reinvested dividends) of constituent companies in a predetermined peer group during the performance period. Companies in the peer group are ranked based on their TSR during the performance period and PSUs are earned based on the percentile rank of the Company’s TSR during the performance period relative to the TSR of the members of the comparator peer group. The PSUs are earned at 50% of target if the company TSR performance is achieved at the 25th percentile and 150% of target if the company TSR performance is achieved at the 75th percentile or higher, with payouts linearly interpolated for performance between levels, and there is 0% payout for company TSR performance below the 25th percentile. The PSUs granted by us in 2022 cliff vest, subject to the recipient’s continued employment with or services to us or one of our affiliates, on December 31, 2024, provided that the performance criteria relating to the PSUs are achieved.

On April 14, 2022, in connection with their appointments to the roles of President and Chief Financial Officer, respectively, Mr. Kelterborn was granted 800,000 stock options to purchase shares of our common stock under the 2021 Plan and Mr. Webster was granted 1,000,000 stock options to purchase shares of our common stock under the 2021 Plan. The stock options granted to Messrs. Kelterborn and Webster have an exercise price of $5.69 and vest in three equal installments on each of the first, second and third anniversaries of the grant date.

Except as otherwise provided in an NEO’s Employment Agreement, an NEO’s RSUs, PSUs and stock options, as applicable, will be treated as follows in connection with certain terminations of employment both in connection with a change in control and not in connection with a change in control:

Upon an NEO’s voluntary resignation or termination by the Company with Cause (as defined in the NEO’s Employment Agreement or in the absence of such provision in the Employment Agreement, as defined in the applicable award agreement), all outstanding RSUs, PSUs and stock options, whether vested or unvested, will be forfeited and canceled in full, except that with respect to stock options, if the NEO resigns with Good Reason (as defined in the NEO’s Employment Agreement or in the absence of such provision in the Employment Agreement, as defined in the stock option award agreement), a pro rata number of stock options will vest and remain exercisable until the earlier of 90 days following the NEO’s resignation with Good Reason or the expiration date of the stock options. Upon an NEO’s termination without Cause, a pro rata portion of the earned but unvested RSUs will vest, a pro rata portion of the PSUs will vest subject to certification of the applicable performance criteria and a pro rata portion of the unvested stock options will vest and remain exercisable until the earlier of 90 days following the NEO’s termination without Cause or the expiration date of the stock options.

Upon an NEO’s death or Disability (as defined in the 2021 Plan) or retirement (as defined in the applicable award agreement), a pro rata portion of the earned but unvested RSUs will vest, a pro rata portion of all unvested PSUs will vest and performance will be deemed achieved at 100% of target and all unvested stock options will vest pro rata and remain exercisable until the earlier of 90 days (in the case of the NEO’s retirement) or 12 months (in the case of the NEO’s death or Disability ) following the NEO’s termination of employment or the expiration date of the stock options. None of our NEOs are currently retirement eligible.

If an NEO resigns with Good Reason or is terminated by the Company without Cause in connection with or during the 12-month period following a Change in Control (as defined in the 2021 Plan), all outstanding RSUs, PSUs and stock options will vest in full, and if performance has not yet been determined, in the case of the RSUs and PSUs, it will be deemed achieved at 100% of target.

Employment Agreements with NEOs

Each of our NEOs is a party to a written employment arrangement (the “Employment Agreements”). The material terms of each of those arrangements are summarized below. For a description of the compensation actually paid to the NEOs for Fiscal 2022, please refer to the “Summary Compensation Table” above.

Employment Agreements with Messrs. Wu and Webster

Subject to earlier termination in accordance with the Employment Agreements, each of Messrs. Wu and Webster is engaged for a three-year term of employment, at the end of which their term of employment will be automatically extended for additional 12-month periods unless a notice of non-renewal is given by either party in accordance with the notice requirements of the Employment Agreement prior to the expiration of the term then in effect.

The Employment Agreements provide for an annual base salary of $350,000 for our Chief Executive Officer (which has been subsequently increased) and $400,000 for our Chief Financial Officer. The Employment Agreements with each of Messrs. Wu and Webster also provide for the opportunity to participate in the Company’s annual incentive bonus plan for senior executives and the Company’s long-term incentive plan, each in accordance with the terms of such plans that may be in effect from time-to-time and subject to such other terms as the Board may approve. Messrs. Wu and Webster are also eligible to participate in the benefit plans or programs of the Company generally provided to other similarly situated executives of the Company. Additionally, the Employment Agreement with Mr. Webster provides that Mr. Webster will be eligible to receive a grant of stock options (as described more fully in “Elements of Executive Compensation— Long-Term Incentives”) and reimbursement of certain immigration and relocation expenses incurred by Mr. Webster in connection with the relocation of Mr. Webster and his household to the United States.

The term of employment under the Employment Agreements with each of Messrs. Wu and Webster may be terminated by either the Company or the executive at any time and for any reason upon thirty (30) days' prior written notice. Upon a termination by the Company or an executive for any reason, an executive (or his or her estate upon a termination due to death of the executive) will receive all accrued salary and any earned but unpaid bonuses through and including the date of termination. Following a termination due to death or disability of an executive, the executive (or his or her estate) will also receive: (1) a pro rata bonus for the annual bonus that the executive would have earned for the fiscal year in which the death or disability occurs based on performance as determined by the Board, prorated for the period of time during the fiscal year worked by the executive; and (2) if the death or disability occurs within their three-year term, full acceleration of any equity awards or other long-term incentive awards held by the executive as of the effective time of the executive’s Employment Agreement that were granted to the executive prior to such effective time. Any other outstanding equity awards or long-term incentive awards granted to the executive following the effective time of the executive’s Employment Agreement will be treated in accordance with the terms of the applicable plans and award agreements.

Following a termination due to termination by the Company without Cause (as defined in the Employment Agreements) or due to resignation by an executive for Good Reason (as defined in the Employment Agreements), in either case prior to a Change in Control (as defined in the Employment Agreements), subject to the execution and non-revocation by the executive of a general release of claims in favor of the Company, the executive will be entitled to: (1) an amount equal to, for the Chief Executive Officer, two and a half times, and for the Chief Financial Officer, one and a half times, the sum of (x) the executive’s then-current base salary plus (y) the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the target annual bonus for the fiscal year in which the termination or resignation occurs, payable in substantially equal monthly installments over a period of 30 months for the Chief Executive Officer and 18 months for the Chief Financial Officer; and (2) if the termination without Cause or resignation for Good Reason occurs within three years following the effective time of the executive’s Employment Agreement, full acceleration of any equity awards or other long-term incentive awards held by the executive as of the effective time of the executive’s Employment Agreement that were granted to the executive prior to such effective time. Any other outstanding equity awards or long-term incentive awards granted to the executive following the effective time of the executive’s Employment Agreement will be treated in accordance with the terms of the applicable plans and award agreements.

Following a termination by the Company without Cause or due to resignation by an executive for Good Reason on or within two years following the closing of a Change in Control, subject to the execution and non-revocation by the executive of a general release of claims in favor of the Company, the executive will be entitled to: (1) an amount equal to, for the Chief Executive Officer, three times, and for the Chief Financial Officer, two times, the sum of (x) the executive’s then-current base salary plus (y) the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the target annual bonus for the fiscal year in which the termination or resignation occurs, payable in a single lump sum within 75 days of the termination or resignation; (2) a pro rata bonus of the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the annual bonus the executive would have earned for the fiscal year in which the termination or resignation occurs based on performance as determined through the date of termination or resignation, prorated for the period of time during the fiscal year worked by the executive, payable in a single lump sum within 75 days of the termination or resignation; and (3) full acceleration of all outstanding equity awards held by the executive as of the date of termination or resignation.

Each of Messrs. Wu and Webster is subject to restrictive covenants as follows: (1) a post-termination non-compete covenant for a period of 18 months following the executive’s termination or resignation for any reason; (2) confidentiality restrictions through the time period such confidential information remains not generally known to the public; and (3) customer and employee non-solicitation and non-interference for a period of 18 months following the executive’s termination or resignation for any reason.

Employment Agreement with Mr. Kelterborn

The Employment Agreement with Mr. Kelterborn provides for a base salary of 160,000 Euros (which has been subsequently increased) and eligibility to receive an annual bonus up to 30% of Mr. Kelterborn’s base salary, subject to achievement of performance metrics agreed between Mr. Kelterborn and the Company. In addition, Mr. Kelterborn is eligible to use a company car and the Company bears the full cost of social insurance contributions and up to half the cost of private medical insurance premiums.

The Employment Agreement with Mr. Kelterborn may be terminated by either party upon 60 days’ advance written notice or at any time with cause (as defined in the Employment Agreement). In the event of Mr. Kelterborn’s temporary incapacity, he will be entitled to receive continued payment of his compensation and benefits until the earlier of (i) the date six weeks following the date of his incapacity or (ii) the termination of the Employment Agreement due to incapacity. If Mr. Kelterborn’s incapacity is a result of illness, he will be further entitled to receive a subsidy to the cash benefits of his statutory health insurance fund or replacement sickness fund up to a period of six months and up to a maximum of 160,000 Euros.

In connection with Mr. Kelterborn’s promotion to President and Chief Revenue Officer of the Company, on April 14, 2022, the Company and Mr. Kelterborn entered into a letter agreement (the “Letter Agreement”) supplementing the existing Employment Agreement with Mr. Kelterborn. Pursuant to the Letter Agreement, Mr. Kelterborn’s annual base salary will be $400,000, and he will be eligible to receive a grant of stock options (as described more fully in “Elements of Executive Compensation— Long-Term Incentives”) and will also be reimbursed for the cost of all reasonable expenses relating to (i) the securing of a visa or work permit to live and work in the United States and (ii) the relocation from Mr. Kelterborn’s home in Europe to the United States.

Mr. Kelterborn is subject to a post-termination non-competition covenant for a period of one year that restricts Mr. Kelterborn’s ability to engage in competitive activities in Germany. During the period of time in which the non- competition obligation is applicable, the Company will pay Mr. Kelterborn compensation in an amount equal to 60% of Mr. Kelterborn’s base remuneration immediately prior to his termination of employment (subject to the requirements of German law). The Employment Agreement with Mr. Kelterborn also includes confidentiality restrictions during and following termination of the Employment Agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by each of our NEOs as of December 31, 2022.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(5)
Yang Wu	—	—	—	—	—	—	16,751(3)	25,629
	—	—	—	—	—	—	25,902(4)	39,630
Sascha Rene Kelterborn	160,300	320,600(1)	6.28	7/24/2027	—	—	—	—
	213,733	427,467(1)	6.28	7/28/2030	—	—	—	—
	—	800,000(2)	5.69	4/14/2028	—	—	—	—
	—	—	—	—	—	—	3,045(3)	4,659
	—	—	—	—	—	—	6,279(4)	9,607
Craig Webster	—	1,000,000(2)	5.69	4/14/2028	—	—	—	—
	—	—	—	—	—	—	6,279(4)	9,607

(1)    Represents stock options granted under the Stock Incentive Plan, vesting in equal annual installments on each of July 23, 2023 and 2024.
(2)    Represents stock options granted under the 2021 Plan, vesting in equal installments on each of the first, second and third anniversaries of April 14, 2022.
(3)    Represents PSUs granted under the 2021 Plan at threshold performance, vesting on December 31, 2023, subject to achievement of the applicable performance criteria and the NEO’s continued employment with or services to us or one of our affiliates through the vesting date.
(4)    Represents PSUs granted under the 2021 Plan at threshold performance, vesting on December 31, 2024, subject to achievement of the applicable performance criteria and the NEO’s continued employment with or services to us or one of our affiliates through the vesting date.
(5)    The value of each stock award is based on the target number of shares into which such stock award may convert and the closing price of our common stock on December 31, 2022.

Retirement Plans

We sponsor a 401(k) plan covering substantially all our employees, including our NEOs. Eligible employees may elect to make pre-tax contributions to the plan, subject to limitations set forth by the plan and the Code. All eligible employees, including our NEOs, may participate in the plan on substantially the same terms. We do not provide matching employer contributions to employees’ accounts under the plan at this time.

Termination and Change in Control Provisions

Descriptions of the severance payments and benefits to be provided to our NEOs, including in respect of equity awards held by our NEOs, in connection with certain terminations of employment both in connection with a change in control and not in connection with a change in control, are set forth in “Elements of Executive Compensation—Long Term Incentives” and “Employment Agreements with NEOs” above.

DIRECTOR COMPENSATION

The table below sets forth information regarding non-employee director compensation for the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Craig Webster(2)	—	—	—
Yanzhuan Zheng(3)	—	—	—
Arthur Wong	81,000(5)	80,000	161,000
M. Stanley Whittingham	35,000	80,000	115,000
Stephen Vogel	80,000(5)	80,000	160,000
Ying Wei	69,999(5)	80,000	149,999
Yeelong Tan Balladon(4)	42,500	80,000	122,500

(1)    Represents the aggregate grant date fair value of the Annual RSUs, as summarized in “Non-Employee Director Compensation—Equity Compensation” below, computed in accordance with FASB Topic 718. For each non-employee director, includes 36,036 Annual RSUs, which, together with the unvested Elective RSUs described below, represent all outstanding equity awards held by our non-employee directors other than Messrs. Webster and Zheng.
(2)    Mr. Webster was appointed as our Chief Financial Officer in April 2022 and resigned from the Board effective July 1, 2022. Amounts paid to Mr. Webster with respect to his service as a director and employment with the Company during 2022 are described in the “Summary Compensation Table.”
(3)    Prior to April 14, 2022, Mr. Zheng provided services to the Company as a director and as its Chief Financial Officer. On April 14, 2022, Mr. Zheng and the Company mutually agreed to transition Mr. Zheng from the role of Chief Financial Officer of the Company to the role of strategic advisor. Mr. Zheng continues to serve as a member of the Board and does not receive any compensation for services provided to the Company as a director. For 2022, Mr. Zheng received the following as compensation for services provided to the Company as its Chief Financial Officer and as an advisor: salary and fees—$309,214; RSUs—$59,996 at target performance ($71,996 at maximum performance); and PSUs—$59,999 at target performance ($89,999 at maximum performance). As described under “Elements of Executive Compensation” above, because performance was certified below threshold for the Company’s 2022 performance RSUs, all 2022 performance RSUs were forfeited. In connection with Mr. Zheng’s transition from Chief Financial Officer of the Company to advisor, all of Mr. Zheng’s then-outstanding capped RSUs and stock options vested in full. As of December 31, 2022, Mr. Zheng had 1,122,100 stock options and 9,419 PSUs (at target performance) outstanding.
(4)    Ms. Balladon was appointed as a Board member on July 1, 2022.
(5)    Includes the portion of the non-employee director’s annual cash retainer received as Elective RSUs, as summarized in “Non-Employee Director Compensation—Equity Compensation” below, computed in accordance with FASB Topic 718, as follows: Mr. Wong—8,108; Mr. Vogel—36,036; and Mr. Wei—31,531.

Non-Employee Director Compensation

For Fiscal 2022, our non-employee directors were compensated for services in accordance with our non-employee director compensation policy that was approved by our Board on July 30, 2021. On August 3, 2023, the Board increased the annual cash and equity retainers provided to our non-employee directors under our non-employee director compensation policy with effect from August 1, 2023. The director compensation policy has two components: cash compensation and equity compensation.

Cash Compensation

Each non-employee director is eligible to receive the following cash compensation for his or her service on our Board and its committees:

•$70,000 annual cash retainer for service as a Board member (increased to $80,000) and an additional $25,000 for service as lead independent director;
•$20,000 annual cash retainer for service as chair of the Audit Committee;
•$15,000 annual cash retainer for service as chair of the Compensation Committee; and
•$10,000 annual cash retainer for service as chair of the Nominating and Corporate Governance Committee.

The annual cash compensation amounts are payable in equal quarterly installments, in arrears on or about the last day of each fiscal quarter in which the service occurred.

Equity Compensation

Each non-employee director is eligible to receive an annual award of RSUs having a value of $80,000 (increased to $95,000) and the lead independent director is eligible to receive an additional number of RSUs having a value of $25,000 (the “Annual RSUs”). The Annual RSUs for Fiscal 2022 vested in full on June 30, 2023.

In addition, our non-employee directors may elect to receive all or a portion of their annual cash retainer in the form of RSUs (the “Elective RSUs”). The grant date of the Elective RSUs is the date the non-employee director makes the election to receive equity in lieu of his or her cash retainer and the value of the RSUs is equal to the amount of the non-employee director’s annual cash retainer foregone. The Elective RSUs vest in quarterly installments on the last day of each fiscal quarter. The number of Elective RSUs each non-employee director received in Fiscal 2022 are set forth in the footnote to the Director Compensation table above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following includes a summary of transactions since January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

Zheng Agreement

On April 14, 2022, in connection with Mr. Zheng’s termination of employment, the Company and Mr. Zheng entered into a transition services agreement (the “Zheng Agreement”), pursuant to which Mr. Zheng will provide transition support and services as may be reasonably requested by the Chief Executive Officer, the Chief Financial Officer and the Board. Mr. Zheng will provide transition services for an initial term of 18 months commencing on the date of employment termination, and thereafter on an as-needed basis, unless terminated earlier as permitted in the Zheng Agreement. In exchange for Mr. Zheng’s transition services, Mr. Zheng receives a consulting fee equal to $25,000 per month for the first 18 months of the transition period and $145 per hour for actual services rendered for the period commencing following the expiration of the initial 18-month period. Mr. Zheng will continue to serve as a member of the Board.

Pursuant to the Zheng Agreement, all capped RSUs and stock options held by Mr. Zheng as of the date of employment termination vested in full, with the stock options remaining exercisable until three months following the termination of his transition services in accordance with the terms and conditions of the stock option award agreement. All RSUs and PSUs held by Mr. Zheng as of the date of employment termination remain outstanding and will continue to be subject to their terms and conditions under the 2021 Plan and the applicable award agreements. Mr. Zheng was eligible to participate in the Company’s long-term incentive and short-term incentive plans for Fiscal 2022. Although Mr. Zheng has no entitlement under the Zheng Agreement to participate in either plan in 2023, the Board and the Compensation Committee have determined, based on Mr. Zheng’s valuable contributions to the Company, to grant him 2023 awards under both plans.

Stockholders Agreement

In connection with the Business Combination, on July 23, 2021, the Company, Mr. Yang Wu and the Sponsor entered into an agreement (the “Stockholders Agreement”) which provides that Mr. Wu will have the right, but not the obligation, to nominate for election to the Board at every meeting of the stockholders of the Company at which directors are elected a number of individuals (rounded up to the nearest whole number) equal to (a) the total number of directors, multiplied by (b) the quotient obtained by dividing the shares of common stock beneficially owned by Mr. Wu by the total number of outstanding shares of common stock (each, a “Wu Director”) less the number of Wu Directors then serving on the Board and whose terms in office are not expiring at such meeting. Mr. Wu, Yanzhuan Zheng, Stanley Whittingham and Arthur Wong were nominated by Mr. Wu as the initial Wu Directors. The Stockholders Agreement provides that any increase or decrease in the number of directors will require the affirmative vote of the Wu Directors. Under the terms of the Stockholders Agreement, there are currently four Wu Directors.

The Stockholders Agreement also provides that. so long as the Sponsor beneficially owns at least 5,175,000 shares of common stock, the Sponsor will have the right, but not the obligation, to nominate for election to the Board at every meeting of the stockholders of the Company at which directors are elected, one Sponsor Director less the number of Sponsor Directors then serving on the Board and whose terms in office are not expiring at such meeting. Stephen A. Vogel was nominated by the Sponsor as the initial Sponsor Director. Since the Sponsor no longer beneficially owns 5,175,000 shares of common stock, the Sponsor no longer has the right to nominate a Sponsor Director.

Registration Rights and Lock-Up Agreement

On July 23, 2021, the Company entered into a Registration Rights and Lock-Up Agreement with stockholders of Microvast, Inc. prior to the consummation of the Business Combination, the affiliates of certain former investors in our subsidiary Microvast Power System (Huzhou) Co. Ltd., the Sponsor and certain directors and officers of Tuscan (together with the Sponsor, the “Tuscan Group”), pursuant to which the Company was obligated to file a registration statement promptly following the closing of the Business Combination to register the resale of certain securities of the Company held by the parties to the Registration Rights and Lock-Up Agreement. The Registration Rights and Lock-Up Agreement provides the parties thereto with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides that the shares of common stock owned by members of the Tuscan Group are subject to the transfer restrictions provided in the Amendment to the Escrow Agreement (as defined below).

Indemnity Agreements

On July 23, 2021, we entered into indemnity agreements with Mr. Wu, Yanzhuan Zheng, Craig Webster, Wei Ying, Stanley Whittingham, Arthur Wong and Stephen Vogel, each of whom became a director following the Business Combination, and Wenjuan Mattis, Ph.D., and Sascha Rene Kelterborn each of whom became executive officers of the Company following the Business Combination. Each indemnity agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Tuscan Escrow Agreement

In connection with our initial public offering, all of the 6,900,000 founder shares owned by the Tuscan Group (the “Founder Shares”) were placed into an escrow account at Morgan Stanley, maintained in New York, New York by Continental Stock Transfer & Trust Company acting as escrow agent (the “Escrow Agent”). Subject to certain limited exceptions, the Escrow Agreement originally provided that the Founder Shares may not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions), (i) with respect to 50% of the Founder Shares, for a period ending on the earlier of the one-year anniversary of the date of the consummation of the Business Combination and the date on which the closing price of our common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of the Business Combination and, (ii) with respect to the remaining 50% of the Founder Shares, for a period ending on the one-year anniversary of the date of the consummation of the Business Combination, or earlier, if, subsequent to the consummation of the Business Combination, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. The limited exceptions include transfers, assignments or sales: (i) to other members of the Tuscan Group or to our officers, directors, consultants or their affiliates, (ii) to a member of the Tuscan Group’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial business combination, or (vii) by private sales made at our prior to the consummation of the Business Combination at prices no greater than the price at which the Founder Shares were originally purchased, in each case (except for clause (vi) or with our prior consent) where the transferee agrees to the terms of the Escrow Agreement and to be bound by these transfer restrictions.

In connection with the Business Combination, Tuscan entered into an amendment to the Escrow Agreement among Tuscan, Continental Stock Transfer & Trust Company and certain members of the Tuscan Group (“Escrow Agreement”) pursuant to which the Founder Shares held by the Sponsor as of the consummation of the Business Combination are being held post-Business Combination. Pursuant to the amended Escrow Agreement:

•The Escrow Agent will hold 843,750 Founder Shares held by the Sponsor as of the consummation of the Business Combination until the date on which the last sale price of our common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the consummation of the Business Combination (the “First Earn-Out Target”).
•The Escrow Agent will hold an additional 843,750 shares of common stock held by the Sponsor as of the consummation of the Business Combination until the date on which the last sale price of our common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period following the consummation of the Business Combination (the “Second Earn-Out Target”).
•If neither the First Earn-Out Target nor the Second Earn-Out Target is satisfied on or prior to the fifth anniversary of the consummation of the Business Combination, then the Escrow Agent will release all such Founder Shares to the Company for cancellation for no consideration. If only the First Earn-Out Target has been satisfied on or prior to the fifth anniversary of the consummation of the Business Combination, then the Escrow Agent will release 834,750 Founder Shares to the Company for cancellation for no consideration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date, by:

•each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•each executive officer and director of the Company; and
•all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including restricted stock units and warrants that are currently exercisable or exercisable within 60 days.

Names and Addresses of Beneficial Owners(1)	Number of Shares	Percent Beneficially Owned(2)
Directors and Executive Officers:
Yang Wu(3)	85,036,953	27.5
M. Stanley Whittingham	53,575	*
Arthur Wong	57,902	*
Stephen A. Vogel(4)	4,240,304	1.4
Wei Ying	84,900	*
Yanzhuan Zheng(5)	3,105,109	1.0
Lu Gao(6)	592,032	*
Sascha Rene Kelterborn(7)	1,014,733	*
Wenjuan Mattis, Ph.D.(8)	1,766,896	*
Zachariah Ward(9)	170,878	*
Craig Webster(10)	648,410	*
Yeelong Tan Balladon	36,036	*
All directors and executive officers as a group (12 persons)	96,807,728	31.3
Five Percent Holders:
Yang Wu(3)	85,036,953	27.5
* Less than one percent.
(1)Unless otherwise indicated, the business address of each of the individuals listed is c/o Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 300, Stafford, Texas 77477.
(2)The percentage of beneficial ownership is calculated based on 309,410,154 shares of common stock currently issued and outstanding as of the Record Date. Shares issuable upon the exercise of warrants or stock options and RSUs scheduled to vest within 60 days are deemed outstanding in the denominator used for computing the percentage of the respective person or group holding such warrants, stock options or restricted stock units but are not outstanding for computing the percentage of any other person or group. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(3)Includes 2,000,000 shares held by Mr. Wu’s children, for which Mr. Wu has sole voting and shared dispositive power.
(4)Includes 150,512 currently exercisable warrants.
(5)Includes 1,122,100 currently exercisable stock options.
(6)Includes 587,766 currently exercisable stock options.
(7)Includes 1,014,733 currently exercisable stock options.
(8)Includes 1,282,399 currently exercisable stock options.
(9)Includes 166,667 currently exercisable stock options.
(10)Includes 333,333 currently exercisable stock options.

AUDIT COMMITTEE REPORT

The Audit Committee’s primary responsibilities include assisting the Board in its oversight of the Company’s financial reporting process, appointing the independent registered public accounting firm and reviewing the services performed by the independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company’s financial statements.

In performing its oversight responsibility, the Audit Committee has:

•reviewed and discussed the audited year-end financial statements with management, which has primary responsibility for the financial statements;

•discussed with Deloitte, the Company’s independent registered public accounting firm for Fiscal 2023, the matters required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte its independence.

The Audit Committee also discussed with the auditors matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended to the Board inclusion of the audited year-end financial statements in the 2022 Annual Report.

Members of the Audit Committee

Arthur Wong (Chair)
Wei Ying
Yeelong Tan Balladon

OTHER MATTERS

Microvast is not aware of any other business to be presented for a vote of the stockholders at the 2023 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the 2023 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2024 Annual Meeting, our Corporate Secretary must receive the proposal no later than June 29, 2024. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received) to:

Microvast Holdings, Inc.
Attn: Corporate Secretary
12603 Southwest Freeway, Suite 300
Stafford, Texas 77477

Such proposals must comply with the SEC’s requirements in Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials, such as the requirement that the stockholder continues to own a minimum number of shares until the 2024 Annual Meeting and appear during or through an authorized representative at the 2024 Annual Meeting to present the proposal.

Alternatively, stockholders intending to present a proposal at the 2024 Annual Meeting without having it included in the Company’s Proxy Statement, as well as any director nominations, must comply with the requirements set forth in the Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice with respect to each director nomination or other proposal that the stockholder intends to present at the 2024 Annual Meeting from the stockholder no earlier than May 30, 2024 and no later than June 29, 2024. The notice must contain the information required by our Bylaws.

Proposals received after the dates mentioned will not be included in the Proxy Statement or acted upon at the 2024 Annual Meeting.

**********

Upon receipt of a written request from any stockholder entitled to vote at the forthcoming 2023 Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the 2022 Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the Record Date, the person making the request was the beneficial owner of securities entitled to vote at the 2023 Annual Meeting. Written requests for the 2022 Annual Report should be directed to our General Counsel at Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477. If you would like to receive a copy of any exhibits listed in the 2022 Annual Report, please submit a request in writing to our General Counsel at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The 2022 Annual Report and these exhibits are also available in the “Investor Relations—SEC Filings” section of our website located at http://ir.microvast.com.

It is important that your shares be voted at the 2023 Annual Meeting, regardless of the number of shares that you hold.

22815 Microvast Holdings, Inc. Notice Rev1 Front

You May Vote Your Proxy When You View The Material On The Internet. You Will Be Asked To Follow The Prompts To Vote Your Shares.

MICROVAST HOLDINGS, INC.
c/o Continental Proxy Services
1 State Street, New York NY 10004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

*Stockholders are cordially invited to attend the virtual Annual Meeting.

Dear Shareholder,

Proposals to be considered at the 2023 Annual Meeting:

(1) To consider and act upon a proposal to elect to the Board of Directors two Class II director nominees, each to serve for a term of three years;

(2) To consider and act upon a proposal to ratify the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

The Board of Directors recommends a vote “FOR” all nominees under Proposal 1 and “FOR” Proposal 2.

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card.

Vote during the Meeting –
If you plan to attend the virtual online annual general meeting, you will need your 12-digit control number to vote electronically during the annual general meeting. To attend the annual meeting, visit: **https://www.cstproxy.com/microvast/2023**

Vote Your Proxy on the Internet:
Go to http://www.cstproxyvote.com
Have your notice available when you access the above website. Follow the prompts to vote your shares.

The Proxy Materials are available for review at: https://www.cstproxy.com/microvast/2023

CONTROL NUMBER

22815 Microvast Holdings, Inc. Notice Rev1 Back

The following Proxy Materials are available to you to review at:
https://www.cstproxy.com/microvast/2023

- the Company's Annual Report for the year ended December 31, 2022;
- the Company's 2023 Proxy Statement;
- the Proxy Card; and
- any amendments to the foregoing materials that are required to be furnished to stockholders.

This is not a ballot. You cannot use this notice to vote your shares. This communication presents only an overview of the more complete Proxy Materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the Proxy Materials before voting.

If you would like to receive a paper copy of these documents, you must request one. There is no charge for such documents to be mailed to you. Please make your request for a paper copy as instructed below on or before September 15, 2023 to facilitate a timely delivery. You may also request that you receive paper copies of all future proxy materials from the Company.

ACCESSING YOUR PROXY MATERIALS ONLINE

Have this notice available when you request a paper copy of the proxy materials or to vote your proxy electronically. You must reference your Control Number.

REQUESTING A PAPER COPY OF THE PROXY MATERIALS

By telephone please call 1-888-266-6791, or

By logging on to https://www.cstproxy.com/microvast/2023 or

By email at: proxy@continentalstock.com

Please include the company name and your control number in the subject line.